UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2026 (July 16, 2026)

20/20 BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-43128	57-2272107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15810 Gaither Road, Suite 235, Gaithersburg, MD	20877
(Address of principal executive offices)	(Zip Code)

240-453-6339
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	AIDX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on November 17, 2025, 20/20 Biolabs, Inc. (the “Company”) entered into a securities purchase agreement with Streeterville Capital, LLC (“Streeterville”), pursuant to which, among other things, the Company agreed to offer and sell to Streeterville up to $40,000,000 of series E convertible preferred stock at a purchase price of $1,000 per share. Pursuant to the Certificate of Designation for the series E convertible preferred stock (the “Certificate of Designation”), each share of series E convertible preferred stock is convertible at any time at the option of the holder into a number of shares of common stock determined by dividing the stated value of the shares being converted ($1,098.90 per share) by a conversion price equal to the lower of $11.42 and a price equal to 89% of the lowest daily volume weighted average price of the common stock on its principal market during the ten (10) trading day period prior to the conversion date, but in no event lower than a floor price of 20% of the “Minimum Price” as defined in Nasdaq Rule 5635 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events), calculated as of the most recent issuance date.

On July 16, 2026, the Company entered into a standstill agreement (the “Standstill Agreement”) with Streeterville, pursuant to which Streeterville agreed that, for the period beginning on the date of the Standstill Agreement and ending on the date that is one hundred twenty (120) days thereafter, it would not seek to convert any shares of series E convertible preferred stock into common stock unless on any given trading day the common stock trades at a price that is at least ten percent (10%) greater than the “Minimum Price” as defined in Nasdaq Rule 5635 (the “Standstill”); provided that the Standstill shall terminate immediately upon the occurrence of any breach of the Standstill Agreement or any Event of Default (as defined in the Certificate of Designation).

The foregoing summary of the terms and conditions of the Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Standstill Agreement attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 17, 2026, the Company received a written notification from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the $1.00 closing bid price requirement set forth under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) for the 30 consecutive business days from June 3, 2026 to July 16, 2026.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180-calendar day compliance period, or until January 13, 2027, to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for at least ten (10) consecutive business days during the 180-calendar day compliance period.

In the event that the Company is not in compliance by January 13, 2027, the Company may be afforded a second 180-calendar day compliance period. To qualify for this additional time, the Company will be required to meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Rule, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s common stock will be subject to delisting.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to cure the deficiency and regain compliance with the Bid Price Rule within the compliance period(s) under Nasdaq’s Listing Rules.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Standstill Agreement, dated July 16, 2026, between Streeterville Capital, LLC and 20/20 Biolabs, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2026	20/20 BIOLABS, INC.

/s/ Jonathan Cohen
	Name:	Jonathan Cohen
	Title:	Chief Executive Officer

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